Exhibit 10.1

Ahold Delhaize to terminate its U.S. reporting obligations with the U.S. Securities and Exchange Commission in respect of its Ordinary Shares

Zaandam, the Netherlands, July 31, 2017 – Koninklijke Ahold Delhaize N.V. intends to file a certification with the U.S. Securities and Exchange Commission (the “SEC”) today in order to terminate the registration, and its reporting obligations, in respect of its ordinary shares under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the SEC does not object, such deregistration and termination will become effective 90 days from today’s filing or such shorter period as the SEC may determine. However, Ahold Delhaize’s reporting obligations with the SEC in respect of its ordinary shares, including its obligations to file annual reports and furnish other reports, will immediately be suspended upon today’s filing.

Ahold Delhaize’s ordinary shares will continue to be listed on Euronext Amsterdam and Euronext Brussels, and Ahold Delhaize’s American Depositary Shares (ADSs) will continue to be traded in the over-the-counter market in the United States and will continue to be quoted on the OTCQX international marketplace under the symbol “ADRNY”. Ahold Delhaize will continue to post information in English on its website at http://www.aholddelhaize.com to the extent required under the rules and regulations under the Exchange Act.

Cautionary notice

This communication includes forward-looking statements. All statements other than statements of historical facts may be forward-looking statements. Words such as “intends,” “will,” “may” or other similar words or expressions are typically used to identify forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and that may cause actual facts to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risk factors set forth in Ahold Delhaize’s public filings with the SEC and other disclosures. Forward-looking statements reflect the current views of Ahold Delhaize’s management and assumptions based on information currently available to Ahold Delhaize’s management. Forward-looking statements speak only as of the date they are made, and Ahold Delhaize does not assume any obligation to update such statements, except as required by law.

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For more information:

Press office: +31 88 659 5134	Investor relations: +31 88 659 5213	Social media:	Twitter: @AholdDelhaize
YouTube: @CommunicationsAholdDelhaize
LinkedIn: @Ahold-Delhaize

Ahold Delhaize is one of the world’s largest food retail groups and a leader in both supermarkets and e-commerce. Its family of strong, local brands serves more than 50 million customers each week in 11 countries. Together, these brands employ more than 370,000 associates in 6,500 grocery and specialty stores and include the top online retailer in the Benelux and the leading online grocers in the Benelux and the United States. Ahold Delhaize brands are at the forefront of sustainable retailing, sourcing responsibly, supporting local communities and helping customers make healthier choices. Headquartered in Zaandam, the Netherlands, Ahold Delhaize shares are listed on Euronext Amsterdam and Brussels (ticker: AD) and its American Depositary Receipts on the over-the-counter market in the U.S., quoted on the OTCQX International marketplace (ticker: ADRNY). For more information, please visit www.aholddelhaize.com.

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